Exhibit 99.1

Pacific Mercantile Bancorp Names Curt A. Christianssen
Executive Vice President and Chief Financial Officer

Costa Mesa, CA.-January 23, 2015 - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (“the Bank”), today announced that Curt A. Christianssen has been named Executive Vice President and Chief Financial Officer. Mr. Christianssen, 54, had been serving as Chief Financial Officer on an interim basis since December 2013.
Mr. Christianssen will retain his role as Executive Vice President and Chief Financial Officer of the Carpenter Community BancFund, a private equity-funded bank holding company, CCFW, Inc. d/b/a Carpenter & Company, a bank consulting firm, and Seapower Carpenter Capital, Inc., a broker/dealer subsidiary of CCFW that commenced in 1999.
“We are very pleased that Curt has decided to join Pacific Mercantile Bancorp on a permanent basis,” said Steve Buster, President and Chief Executive Officer of Pacific Mercantile Bancorp. “Since joining the Company, Curt has made a very positive impact and has been instrumental in driving our transition to a commercial banking model, helping us exit from non-core businesses, and strengthening our balance sheet. His extensive experience as a Chief Financial Officer for a number of community banks in California will be extremely beneficial as we continue to grow our franchise.”
Mr. Christianssen’s career spans over 30 years in accounting and financial services, including over 10 years as Chief Financial Officer for community banks. Mr. Christianssen joined Carpenter & Company in 1999. During his time at Carpenter & Company, Mr. Christianssen served as interim Chief Financial Officer of Manhattan Bancorp and its wholly-owned subsidiary, Bank of Manhattan, N.A. from September 2012 to November 2013.
From 1996 to 1999, Mr. Christianssen served as Chief Financial Officer and Director of Corporate Development for Dartmouth Capital Group and Eldorado Bancshares, Inc. From 1993 until its acquisition in 1996 by Eldorado Bancshares, Mr. Christianssen served as Chief Financial Officer of Liberty National Bank.  Mr. Christianssen also served as Chief Financial Officer of Olympic National Bank from 1991 to 1993, as Chief Financial Officer of two financial institutions under the control of the Resolution Trust Corporation, and as a Senior Management Consultant with Ernst & Young.
Mr. Christianssen holds a Master of Business Administration degree from California State University at Northridge and a Bachelor of Science degree from the School of Business at the University of Colorado at Boulder.

Pacific Mercantile Bancorp

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is FDIC insured and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business owners and business professionals through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine banking offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com. Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.
###
Contact:
Robert Sjogren
EVP & Chief Operating Officer
714-438-2500